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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

      We hereby consent to the inclusion of our report dated February 3, 2004, except for the second paragraph of Note 4 and the fourth sentence of Note 7, as to which the date is February 17, 2004, on the financial statements of Granite Falls Community Ethanol Plant, LLC as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 and the period from inception (December 29, 2000) to December 31, 2003 in the Post-Effective Amendment No. 1 to Form SB-2 for Granite Falls Community Ethanol Plant, LLC dated on or about July 20, 2004 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.

                        /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                        Certified Public Accountants

Minneapolis, Minnesota
July 20, 2004

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